Exhibit 10.12

AGREEMENT BETWEEN

8X8, INC.

CENTRAL HOST, INC.

AND

ANDREW SCHWABECHER

ACQUISITION AGREEMENT

This Acquisition Agreement (the "Agreement") is made and entered into as of May 1, 2010, by and among 8X8, INC., a Delaware corporation ("8x8" or the "Company"), CENTRAL HOST, INC., a California corporation ("Central Host") and ANDREW SCHWABECHER, Central Host's sole stockholder ("Stockholder") (each a "Party" and collectively, the "Parties") to be effective as of the date that first appears in the Agreement.

RECITALS

  Central Host is a company that provides managed hosting services.

  Stockholder is the owner of 4,000 shares of common stock of Central Host (the "Shares"), which Shares represent 100% of the issued and outstanding shares of capital stock of Central Host.

  8x8 is a company that provides various types of Voice over Internet Protocol ("VoIP") and communications services.

  8x8 desires to purchase all of the issued and outstanding shares of common stock in the capital of Central Host (the "Shares") on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and mutual covenants and agreements hereinafter set forth, the Parties to this Agreement hereby agree as follows:

  Definitions. As used in this Agreement, terms defined in the preamble and recitals hereto shall have the respective meanings specified therein and the following terms shall have the meanings set forth below:

    "Acquisition Shares" shall have the meaning provided in Section 3 of the Agreement.

    "Balance Sheet Date" shall have the meaning provided in Section 5.4 of the Agreement.

    "Closing" shall have the meaning provided in Section 4.1 of the Agreement.

    "Closing Date" shall mean the date of the Closing.

    "Effective Date" shall mean the date that first appears in the Agreement.

    "Employment Agreement" shall have the meaning provided in Section 4.2(b) of the Agreement.

    "Hazardous Material" shall have the meaning provided in Section 5.14 of the Agreement.

    "Intellectual Property" shall have the meaning provided in Section 5.13 of the Agreement.

    "Material Adverse Effect" means, with respect to Party, an effect which is materially adverse to the business, properties, assets, revenues, operations, financial condition, results of operations or prospects of such Party.

    "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Subsidiary" of a corporation means any corporation of which equity securities possessing a majority of the ordinary voting power in electing the board of directors are, at the time as of which such determination is being made, owned by such corporation either directly or indirectly or through one or more Subsidiaries.

  Acquisition of Shares. 8x8 agrees to acquire, and Stockholder agrees to sell, all the Shares in exchange for cash and shares of 8x8 common stock as described in Section 3 of the Agreement. Stockholder represents and warrants to 8x8 that Stockholder owns the Shares free and clear of any liens, claims or adverse rights.

  Consideration; Restrictions on Acquisition Shares.

  3.1 At the Closing, 8x8 will purchase the Shares for $1,600,000. Payment for the Shares by 8x8 will be in the form of $1,000,000 cash and $600,000 of unregistered 8x8 common stock (the "Acquisition Shares"), the share count of which is based on the trailing 5-day average closing price of 8x8 common stock on the NASDAQ Exchange as of the Effective Date.

  3.2 Stockholder agrees that the Acquisition Shares are being acquired for investment and not with an intent to resell, will contain a Securities Act restrictive legend, and will only be resold pursuant to an exemption from registration. In addition, Stockholder agrees that subject to all applicable federal and state securities laws, Stockholder will not, during the period commencing on the Effective Date and ending on the date which is three years after the Effective Date, directly or indirectly, sell, offer to sell, pledge, encumber, or otherwise transfer or dispose of (collectively, "Transfer") any of the Acquisition Shares, provided that: (i) Stockholder may Transfer up to 50% of the Acquisition Shares after the date which is one year after the Effective Date and (ii) either (A) Stockholder may Transfer the remaining 50% of the Acquisition Shares after the date which is two years after the Effective Date, if Stockholder has been continuously employed by 8x8 for said two-year period or (B) Stockholder may Transfer the remaining 50% of the Acquisition Shares after the date which is three years after the Effective Date, if Stockholder has not been continuously employed by 8x8 for said two-year period.

  Closing.

  4.1 Time and Place. The transactions which are the subject of this Agreement shall be closed concurrently with the execution hereof or as soon thereafter as the Parties mutually agree (the "Closing"). The Closing shall take place at the offices of 8x8, Inc., 810 W. Maude Avenue, Sunnyvale, California 94085.

  4.2 Stockholder Deliverables. At the Closing, Stockholder shall deliver, or cause to be delivered to 8x8 the following:

    the Agreement, duly executed by Central Host and Stockholder;

    the Employment Offer and Non-Competition Agreement ("Employment Agreement"), duly executed by Stockholder;

    copies of resolutions of the Board of Directors of Central Host authorizing the execution and delivery by Central Host of this Agreement, duly certified by the Secretary of Central Host;

    the share certificate(s) representing the Shares, together with the Assignment Separate from Stock Certificate in the form attached hereto as Exhibit A duly executed by Stockholder;

    the Resignation in the form attached hereto as Exhibit B duly executed by Stockholder; and

    all corporate books and records, including, without limitation, the corporate minute book, accounting records and tax records.

  4.3 8x8 Deliverables. At the Closing, 8x8 shall deliver, or cause to be delivered, to Stockholder, the following:

    $1,000,000 by wire transfer to such bank account as designed by Stockholder in writing prior the Closing.

    The Acquisition Shares, delivered in the name of Stockholder.

  Representations and Warranties of Central Host and the Stockholder. Except as disclosed in the disclosure schedules delivered to 8x8 by Central Host and Stockholder prior to the execution and delivery of this Agreement, Central Host and the Stockholder jointly and severally represent, warrant, covenant, and agree as follows:

  5.1. Organization and Standing; Articles and By-Laws. Central Host is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Central Host is qualified, licensed or domesticated as a foreign corporation and is in good standing in all jurisdictions where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary. Central Host has all requisite power and authority and all requisite licenses permits and franchises necessary to own, lease and operate its properties, and to carry on its business in the manner and in the locations as presently conducted. Copies of the Articles of Incorporation (as certified by the California Secretary of State) and By-Laws of Central Host have been delivered to 8x8 and are accurate and complete as of the Effective Date.

  5.2. Authorization. Central Host has the requisite corporate power and authority, and Stockholder has all requisite power and authority, to enter into and carry out the terms and conditions of this Agreement and all the transactions contemplated hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Central Host's Board of Directors and, all corporate proceedings have been done and no other corporate proceedings on the part of Central Host are necessary to authorize the execution, delivery and performance by Central Host of this Agreement. This Agreement has been duly executed and delivered by Central Host and constitutes the valid and binding obligations of Central Host, enforceable in accordance with its terms.

  5.3. Capitalization; Subsidiaries.

  (a) The Shares represent all of the issued and outstanding shares of capital stock of Central Host and are held of record and beneficially owned by Stockholder free and clear of any and all liens. Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the Shares. All of the Shares have been duly authorized, are validly issued, fully paid, and nonassessable and were issued in conformity with all applicable legal requirements.

  (b) There are no (i) outstanding options, rights (preemptive or otherwise), warrants, calls, convertible equity interests, stock appreciation, phantom interests, profit participation or similar rights or commitments, or (ii) other arrangements to which Central Host or Stockholder is a party requiring or restricting the issuance, sale or transfer of the shares of stock of such legal entities.

  (c) Central Host has no Subsidiaries.

  5.4. Absence of Certain Changes or Events. Except as heretofore disclosed in writing to 8x8 or as otherwise contemplated by this Agreement, since Balance Sheet Date (defined in Section 5.6(b)) Central Host has conducted its business only in the ordinary and usual course consistent with past practice, and there has not been:

  (a) any material adverse change in the business, properties, assets, revenues, operations, financial condition, results of operations or prospects of Central Host;

  (b) any change in accounting methods, principles and practices by Central Host materially affecting its assets, liabilities or business;

  (c) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect upon Central Host;

  (d) any entry by Central Host into any commitment or transaction material to Central Host which is not in the ordinary course of business consistent with past practice;

  (e) any declaration, payment or setting aside for payment of any dividends; or

  (f) any grant to any officer or director of any increase in compensation, or any loan to any officer or director, or any adoption, amendment in any material respect or termination of any bonus, profit sharing, stock option, employee stock ownership, pension, retirement, deferred compensation, employment or consulting or other plan, agreement or arrangement for the benefit of employees of Central Host.

  5.5. Litigation and Product Liability Matters; Warranty Obligations.

  (a) Except as set forth in Schedule 5.5, there are no claims, actions, suits or proceedings of any nature pending or, to the knowledge of Stockholder, threatened against or by Central Host or any of its properties, assets or business subject to any order, judgment, ruling, or decree of any competent authority. Central Host has not received notice of violation of any applicable statute, regulation, code, ordinance, rule, order, judgment, decree or requirement relating to its operation or its owned or leased properties and to Central Host's knowledge, no such violation exists, in each case.

  (b) Central Host has no known or anticipated warranty liability or obligations and/or refunds to current or former Central Host customers for products or services previously provided or shipped to customers prior to the Effective Date.

  5.6 Financial Statements; Liabilities.

  (a) Copies of the balance sheets for each month from January 2010 through March 2010, and statements of profit and loss for each month from January 2007 through March 2010, of Central Host have been provided to 8x8 (collectively, the "Financial Statements"). Except as set forth on Schedule 5.6(a), each of the Financial Statements (including the footnotes thereto, if any) is in accordance with the books and records of Central Host, has been prepared on a consistent basis with the other Financial Statements, presents fairly and accurately the financial position, assets and liabilities and results of operations and cash flows of Central Host and its business at the dates and for the periods indicated, subject (only with respect to the Interim Financial Statements) to normal and immaterial year-end adjustments and footnote disclosures. The Financial Statements contain appropriate allowances and reserves for accounts receivable and other accruals.

  (b) As of March 31, 2010 (the "Balance Sheet Date"), Central Host had not any indebtedness or other liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) which was not disclosed in the Financial Statements (including the footnotes thereto). Except as set forth on Schedule 5.6(b), Central Host has incurred from and after the Balance Sheet Date any indebtedness or other liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), other than current liabilities for trade or business obligations incurred after the Balance Sheet Date in connection with the purchase of goods or performance of services in the ordinary course of business and consistent with past practice.

  5.7. Tax Returns. Central Host has accurately prepared and duly and timely filed all federal and state and all other material income, property, sales and use other applicable tax reports and returns required to be filed (subject to any extensions applicable to any such filing), and has paid all taxes and other charges required to be paid with respect to the periods covered by such returns. Central Host has not been and is not delinquent in the payment of any tax, assessment or governmental charge or executed any waiver of any statute of limitations on the assessment or collection of any tax. Central Host knows of no basis for the assertion of any deficiencies for any period covered by such tax reports and returns-or otherwise payable to any taxing authority.

  5.8. Title to Assets, Encumbrances. Central Host has good title to all of the properties and assets (real, personal and mixed, tangible and intangible) that are reflected on Schedule 5.8-A and the Balance Sheet free and clear of all liens, except for the equipment lease agreements listed on Schedule 5.8-B. The term "lien" as used in this Section shall include any mortgage, pledge, security, interest, encumbrance, lien, claim or charge of any kind.

  5.9. No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person as the result of any act of Central Host in such manner as to give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, financial advisor fee or investment banking fee or other like payment except New Commerce Communications, Inc., whose fees shall be the sole responsibility of Stockholder.

  5.10. Employee Plans, Leases and Contracts. Except as otherwise set forth on Schedule 5.10, Central Host is not a party to (i) any employee plan or contract that provides for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments or profit sharing, (ii) any collective bargaining or other contract or agreement with any labor union, (iii) any real property lease, (iv) any employment, management, severance or consulting contract or other contracts, agreements or arrangement with any current or former officer, director, employee of consultant or with any entity in which any of the foregoing is an owner, officer, director, employee or consultant, (v) any sales representation, agency distribution agreement, or supply contract or arrangement, other than any such contract which may be terminated upon 30 days notice or less, (vi) any agreement, contract or other arrangement whereby Central Host has extended warranty protection on any of its products or services for a duration of more than 12 months, (vii) any noncompetition agreement or contract which restricts Central Host from doing business anywhere in the world, or (viii) any contract or agreement pursuant to which any Person has the right to receive any participation or other payment which is based or measured in whole or in part upon the gross or net receipts of Central Host, (ix) an agreement authorizing others to distribute, license, or sell products of Central Host, (x) any written or oral agreement, granting to others rights in Central Host's intellectual or technological property, or (xi) any other contract or agreement that includes a purchase or other commitment that is substantially in excess of the normal requirements of its business or was made at a price or on terms and conditions substantially more onerous than is usual and customary in its business and which, either individually or in the aggregate, constitute a material liability.

  5.11. Minute Books. The minute books of Central Host, copies of which have been delivered to 8x8, accurately record all actions taken by its stockholders and directors.

  5.12. Compliance with Applicable Law. The business of Central Host is not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity, except for violations which either singly or in the aggregate do not and are not expected to have a Material Adverse Effect on Central Host. Central Host is not a party to or subject to any judgment, decree, or order entered in any suit or proceeding brought by any governmental agency or by any other Person, enjoining Central Host with respect to any business practice, the acquisition of any property, or the conduct of business in any area.

  5.13. Patents, Trade Names and Other Intellectual Property Rights.

  (a) Central Host owns or is validly licensed or otherwise has the right to use, free and clear of all liens, claims and restrictions of any kind or nature, any and all patents, trademarks, trade names, service marks, copyrights, trade secrets, technology, know-how and processes (collectively, "Intellectual Property"), including the trademarks "Central Host" and the domain "centralhost.com", used in or necessary for the conduct of its business as now conducted or as proposed to be conducted.

  (b) The operations and products of Central Host do not infringe any Intellectual Property rights of any other Person. Central Host has not received any communication alleging or stating that Central Host or any employee has violated or infringed, or by conducting business as proposed, would violate or infringe any Intellectual Property right of any other Person.

  (c) Each contract, license, permit or other agreement or instrument which grants to Central Host the right, or permits Central Host, to manufacture or distribute Central Host's products or services or the products or services of others, or which is otherwise material (for the purposes of Regulation S-K of the SEC) to the business or operations of Central Host as currently conducted or as proposed to be conducted (a copy of each such contract, agreement or instrument has previously been delivered to 8x8 by Central Host and is identified on Schedule 5.13) is in full force and effect and valid and binding in accordance with its terms, and Central Host is not in default under any of the material terms thereof, nor has Central Host relinquished, forfeited or waived any of its rights or privileges thereunder which are material to its ongoing business operations or received a notice of any such default, and, except as set forth on Schedule 5.13, there exists no event which with notice or the passing of time or both would constitute such a default or grant to any other party thereto the right to cancel or terminate the same or withhold or suspend its performance thereunder.

  5.14. Environmental Compliance Matters. Central Host has not received any notice of any claim, proceeding or investigation under federal, state or local law or any law of any foreign jurisdiction relating to air, soil, subsurface and water pollution, soil monitoring and the storage, treatment, disposal, removal, remediation, release, discharge or emission of any Hazardous Material (as defined below) with respect to the business activity of Central Host. To the best knowledge of Central Host, neither Central Host, any Subsidiary nor any predecessor entity operating or controlling the business activity of Central Host has ever owned, leased or operated or otherwise controlled any real property at which a claim or proceeding is presently pending or threatened, nor is aware of the existence of any condition on any such property which would give rise to any such claim or proceeding under federal, state or local law or any law of any foreign jurisdiction relating to air, soil, subsurface, water pollution, soil monitoring and the storage, treatment, disposal, removal, remediation, release, discharge or emission of any Hazardous Material shall mean any flammables, asbestos, explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including without limitation, any substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "toxic substances" under any applicable federal, state, local or foreign laws, rules, regulations or orders or which federal, state, local or foreign laws, rules, regulations or orders designate as potentially dangerous to public health and/or safety when present in the environment.

  5.15. Severance and Employment Agreements. Central Host is not a party to any agreements, and has no policy of, providing for severance or termination payments to any officer, director consultant or employee of Central Host.

  5.16. No Change of Control Provision. Central Host is not a party or subject to any agreement, contract or other obligation which would require the making of any payment, other than payments as contemplated by this Agreement, to any employee, officer, director, or shareholder of Central Host or to any other Person as a result of the consummation of the transactions contemplated herein.

  5.17. Insurance. Schedule 5.17 contains a complete and correct list of all policies of insurance of any kind or nature covering the business or assets of Central Host, including, without limitation, policies of life, fire, theft, professional services, employee fidelity, directors' and officers' and other casualty and liability insurance, and such policies are in full force and effect.

  5.18 . Board Approval. The Board of Directors of Central Host has duly approved this Agreement.

  5.19. Information. All written information provided to 8x8, or its agents, by or on behalf of Central Host and/or the Stockholder or any of its representatives (including, without limitation, each representation and warranty of Central Host set forth in this Agreement) is, and Central Host and Stockholder covenants that any such information provided hereafter shall be, true and correct in all material respects and does not, or shall not, omit any material statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Central Host as to any financial forecasts or projections previously furnished to 8x8 by Central Host, except that such financial forecast or projection has been prepared in good faith based on assumptions that are believed by Central Host to have been reasonable at the time or times made.

  Representations and Warranties of 8x8. 8x8 represents, warrants, covenants, and agrees with Central Host as follows:

  6.1. Organization and Standing; Articles and By-Laws. 8x8 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. 8x8 has all requisite power and authority and all requisite licenses, permits and franchises necessary to own, lease and operate its properties and assets and to carry on its business in the manner and in the locations as presently conducted.

  6.2. Authorization. 8x8 has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement and all the transactions contemplated hereunder.

  6.3. Enforceability. This Agreement has been fully executed and delivered by 8x8 and constitutes the legal, valid and binding obligation of 8x8, enforceable against it in accordance with its respective terms.

  6.4. Authorization of 8x8 Common Stock. The issuance of the Acquisition Shares at the Closing will have been duly authorized by all necessary corporate action prior to the Closing Date and, when issued as contemplated by this Agreement, all such shares of will be validly issued and fully paid, subject to the terms of Section 3 of the Agreement.

  6.5. SEC Reports. 8x8 heretofore has made available to Central Host and Stockholder its proxy statements with respect to its 2007, 2008 and 2009 annual meetings of stockholders, Annual Reports on Form 10-K for the years 2007, 2008 and 2009, all Current Reports, if any, on Form 8-K and its Quarterly Reports on Form 10-Q for its fiscal quarters up to, and including the quarter ending December 31, 2009.

  6.6. No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person as the result of any act of 8x8 or any of its Subsidiaries in such manner as to give rise to any claim against any of the parties hereto for a brokerage commission finder's fee, financial advisor's fee or investment banking fee or other like payment.

  6.7. Board Approval. The Board of Directors of 8x8 has duly approved this Agreement.

  Conditions to Closing. The respective obligations of each party to effect the transactions shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

  7.1. No Legal Action. No preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction, or by any governmental, administrative or regulatory agency or commission, in the United States preventing the consummation of the sale of assets shall be in effect.

  7.2. Employment Agreement. 8x8 shall have received a duly executed Employment Agreement from Stockholder, in a form reasonably acceptable to 8x8.

  Survival of Representations; Indemnification.

  8.1. Survival of Representations. The respective representations and warranties of the Stockholder, Central Host, and 8x8 contained in this Agreement or in any Exhibit attached hereto shall survive the Closing.

  8.2. Indemnification.

  (a) The Stockholder agrees to indemnify and hold 8x8 and its officers, directors, employees, agents, customers, partners and vendors harmless from damages, losses or expenses (including, without limitation, reasonable attorneys' fees and expenses) suffered or paid, directly or indirectly, through application of Central Host's or 8x8's assets or otherwise, as a result of or arising out of (i) the failure to be true and correct in all respects of any representation or warranty, or the breach of any covenant, made by the Stockholder or Central Host in this Agreement or in any schedule attached hereto as of the date of this Agreement and as of the Closing Date. (ii) any payment obligation owing to XO Communications arising from the matter described on Schedule 5.6(b).

  (b) The obligations to indemnify and hold harmless pursuant to this Section 8.2 shall survive the consummation of the transactions contemplated by this Agreement.

  Non-Competition.

  9.1. Stockholder agrees that from the Closing Date until the third anniversary following the Closing Date, Stockholder will not, directly or indirectly, assist in, engage in, have any financial interest in, or participate in any way in, as an owner, partner, employee, agent, board member or shareholder, any business that involves, in whole or in part, activities similar to, related to or competitive with the business heretofore or now carried on by Central Host.

  9.2. Stockholder acknowledges that: (i) an essential part of the purchase by 8x8 is the goodwill of Central Host contained in the Shares and that to protect and preserve such goodwill, the covenants set forth in this Section 9 are not only reasonable and necessary but required as a condition to 8x8's consummation of the acquisition; (ii) the provisions of this Section 9 are the product of arm's-length negotiation and are reasonable and necessary to protect and preserve 8x8's interests in and right to the ownership, use and operation of the business of Central Host from and after the Closing Date; and (iii) 8x8 would be damaged if Stockholder breached the covenants set forth in this Section 9.

  9.3. The Parties recognize that damages in the event of a breach by Stockholder of any provision of this Section 9 would be difficult, if not impossible, to ascertain, and it is therefore agreed that 8x8, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude any other rights or remedies at law or in equity which 8x8 may have relating to a breach of this Section 9.

  9.4 Whenever possible, each provision and term of this Section 9 shall be interpreted in a manner to be effective and valid, but if any provision or term of this Section 9 is held to be prohibited or invalid, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Section 9. If any of the covenants set forth in this Section 9 are held to be unreasonable, arbitrary or against public policy, such covenants shall be considered divisible with respect to duration, geographic area and scope, and in such lesser duration, geographic area and scope, shall be effective, binding and enforceable against Stockholder to the greatest extent permissible.

  Miscellaneous Provisions.

  10.1. Press Releases. Neither Stockholder nor his advisors, attorneys or agents, nor Central Host prior to the Closing, shall make any press release or public announcement in connection with the transactions contemplated by this Agreement without the prior written consent of 8x8.

  10.2. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier, specifying next-day delivery, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

    if to 8x8 to:

    8x8, Inc.
    ATTN: Chief Executive Officer
    810 West Maude Avenue
    Sunnyvale, CA 94085
    408-727-1885 (phone)
    408-980-0432 (FAX)
     bmartin@8x8.com

    if to Stockholder (or Central Host prior to the Closing) to:

    Andrew Schwabecher
    16035 Redwood Lodge Road
    Los Gatos, CA 95033

  or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, and (iii) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication was posted.

  10.3. Severability. Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement.

  10.4. Exhibits and Schedules. Each Exhibit and Schedule delivered pursuant to the terms of this Agreement, each document, instrument and certificate delivered by the parties in connection with the transactions contemplated hereby constitutes an integral part of this Agreement and are hereby incorporated by reference.

  10.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED BOTH AS TO VALIDITY AND PERFORMANCE AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA AND THE PARTIES AGREE THAT THIS AGREEMENT IS ENTERED INTO AND SHALL BE PERFORMED IN SANTA CLARA COUNTY, CALIFORNIA, AND ANY LITIGATION RESULTING HENCEFORTH WILL TAKE PLACE IN SANTA CLARA COUNTY, CALIFORNIA, TO THE EXTENT POSSIBLE.

  10.6. No Adverse Construction. The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or any provisions hereto.

  10.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

  10.8. Costs and Attorneys' Fees. In the event that any action, suit, or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party's costs, and reasonable attorneys' fees incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions therefrom.

  10.9. Successors and Assigns. All rights, covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns.

  10.10. Amendment. This Agreement may not be amended except by an instrument in writing signed by an officer on behalf of each of the parties hereto, or an individual in the case of the Stockholder.

  10.11. Entire Agreement. This Agreement, the attached schedules referred to in this Agreement, and the Employment Agreement contain the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

  10.12. Further Assurances. From time to time after the Closing, each of the parties shall, for no additional consideration and upon the reasonable request of another party, execute and deliver such other instruments of conveyance, assignments, agreements and other documents as may be necessary or appropriate to consummate the transaction contemplated by this Agreement.

[Signature page follow.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

8X8:

8X8, INC.
a Delaware corporation

By: ______________________________
Bryan Martin, Chief Executive Officer

CENTRAL HOST:

CENTRAL HOST, INC.
a California corporation

By: ______________________________
Andrew Schwabecher, President

STOCKHOLDER:

______________________________
Andrew Schwabecher